SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                         (Amendment No.______________)
         Filed by the  Registrant [X]
         Filed by a Party other than the Registrant [ ]
         Check the  appropriate  box:
         [ ]  Preliminary  Proxy  Statement
         [X]  Definitive  Proxy  Statement
         [ ]  Definitive  Additional  Materials
         [ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12

                      WASATCH EDUCATION SYSTEMS CORPORATION
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):
      [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(1),  or
      14a-6(j)(2)  or Item  22(a)(2) of Schedule 14A.
      [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
      [X] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
        1)   Title of each class of securities to which transaction applies:
             N/A
        2)   Aggregate number of securities to which transaction applies:
             N/A
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: 1
             $1,500,000.00
        4)   Proposed maximum aggregate value of transaction:
             $1,500,000.00
        5)   Total fee paid.
             $300.00, calculated at 1/50 of 1% of transaction value

         [X]     Fee paid previously with preliminary materials.
         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
                  1)    Amount Previously Paid:
                  -------------------------------------------------------------
                  2)    Form, Schedule or Registration No.:
                  -------------------------------------------------------------
                  3)    Filing Party:
                  -------------------------------------------------------------
                  4)    Date Filed:
                  -------------------------------------------------------------

                  WASATCH EDUCATION SYSTEMS CORPORATION
                      5250 South 300 West, Suite 101
                        Salt Lake City, Utah  84107

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        To Be Held February 7, 1997

TO THE SHAREHOLDERS:

     Notice is hereby given that a Special Meeting of the Shareholders of Wasatch Education Systems Corporation (the "Company") will be held at the Company's offices located at 5250 South 300 West, Salt Lake City, Utah 84107 on February 7, 1997 at 1:30 p.m., Mountain Time, for the following purposes:

     1. To consider and vote upon: (a) the sale of certain of the Company's assets to Wasatch Interactive Learning Corporation, a Utah corporation ("WILC") formed for this transaction by Barbara Morris, President, Chief Executive Officer and Director of the Company, Carol Hamil, Vice President of Development of the Company, and Ralph Brown, Company's Chief Financial Officer (collectively, the "Management Group"), as described in that certain Acquisition Commitment dated as of July 1, 1996 by and between the Company and WILC (the "Acquisition Agreement"); (b) the grant of certain licenses by the Company to WILC with respect to certain software products; and (c) the other transactions contemplated by and terms and conditions of the Acquisition Agreement, all as described in the accompanying Proxy Statement.

     2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     In accordance with Part 13 of Section 16-10a of the Utah Revised Business Corporation Act, a copy of which is enclosed as Exhibit B to the Proxy Statement, holders of the Company's stock are entitled to dissenter's rights with respect to such stock in connection with the transactions contemplated by the Acquisition Agreement.



     Shareholders of record at the close of business on December 27, 1996 are entitled to notice of and to vote at the meeting.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      /s/Barbara Morris
                                      -----------------------------------------
                                      Barbara Morris, President
Salt Lake City, Utah
January 14, 1997




THE VOTE OF EACH SHAREHOLDER WILL BE IMPORTANT AT THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. SUCH ACTION WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU FIND IT POSSIBLE TO ATTEND THE MEETING.

                 WASATCH EDUCATION SYSTEMS CORPORATION
                     5250 South 300 West, Suite 101
                      Salt Lake City, Utah  84107

                             PROXY STATEMENT

                    SPECIAL MEETING OF SHAREHOLDERS
                      To Be Held February 7, 1997

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Wasatch Education Systems Corporation, a Utah corporation (the "Company") to be voted at the Special Meeting of Shareholders to be held on February 7, 1997 (the "Special Meeting"), and any adjournments thereof. The Special Meeting of Shareholders will be held at the Company's executive offices located at 5250 South 300 West, Salt Lake City, Utah on February 7, 1997 at 1:30 p.m., Mountain Time.

         The Proxy Statement includes forward looking statements. Actual results could vary materially as a result of a number of factors discussed herein and in the Company's reports filed with the Securities and Exchange Commission (the "SEC").
                               THE PROXY

         A form of proxy is enclosed for use at the Special Meeting. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted), will be voted for the approval of (a) the sale of certain of the Company's assets to Wasatch Interactive Learning Corporation, a Utah corporation formed by Barbara Morris, President, Chief Executive Officer and Director of the Company, Carol Hamil, Vice President of Development of the Company and Ralph Brown, the Company's Chief Financial Officer ("WILC"), as described in that certain Acquisition Commitment dated as of July 1, 1996 by and between the Company and WILC (the "Acquisition Agreement"); (b) the grant of Licenses by the Company to WILC with respect to certain software products; and
(c) the other transactions contemplated by the terms and conditions of the Acquisition Agreement, all as described in this Proxy Statement (the "Acquisition").. As to any other business which may properly come before the meeting and be submitted to a vote of shareholders, proxies received by the Board of Directors will be voted in accordance with the best judgment of the holders thereof.

         The Company will bear the cost of solicitation of proxies. In addition to the use of mails, proxies may be solicited by personal interview, telephone or telegraph, by officers, directors and other employees of the Company. The Company will also request persons, firms and corporations holding shares in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy material to, and obtain proxies from, such beneficial owners (and will reimburse such holders for their reasonable expenses in so doing).

         The approximate date when this Proxy Statement and form of proxy are being first sent to shareholders is January 14, 1997.

         A Proxy may be revoked at any time before it is exercised, by written notice mailed or delivered to the Company's transfer agent, American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, by substitution of a new proxy bearing a later date, by a request of return of the Proxy at the Special Meeting or by voting in person at the Special Meeting.

                    VOTING SECURITIES AND VOTE REQUIRED

     The close of business on December 27, 1996 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Special Meeting or any adjournments thereof. The Company has two classes of capital stock. As of the Record Date, 3,606,668 shares of no par value common stock ("Common Stock"), were issued and outstanding and 9,793,582 shares of no par value Preferred Stock were issued and outstanding, of which 4,402,431 shares designated Series "A" Preferred Stock were issued and outstanding, 91,151 shares designated Series "B" Preferred Stock were issued and outstanding and 5,300,000 shares designated Series "C" Preferred Stock were issued and outstanding. The number of outstanding shares of Common Stock reflects the one for six reverse stock split of the Company's stock which was approved by the Company's shareholders on February 28, 1992. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share of Common Stock held on each matter to come before the Special Meeting. Holders of Preferred Stock are not entitled to vote at the Special Meeting. The presence at the Special Meeting, in person or by Proxy, of a majority of shares entitled to vote will constitute a quorum for the transaction of business. The vote required for Proposal 1 is the affirmative vote of a majority of the shares of Common Stock issued and outstanding.

     Votes cast by proxy or in person at the Special Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker or nominee has indicated on a proxy that it does not have discretionary authority to vote certain shares (i.e., "broker non-votes" ), those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters). Action may be taken on a matter only if a quorum, which is equal to a majority of the votes entitled to be cast on the matter, exists with respect to that matter.

     Any unmarked proxies, including those submitted by brokers or nominees, will be voted in favor of the proposals and nominees of the Board of Directors, as indicated in the accompanying proxy card.

                            Dissenters' Rights

     The transactions contemplated by the Acquisition Agreement may be construed to be a sale, lease, exchange or other disposition of all or substantially all of the property of the Company for which a shareholder vote is required. Under
Part 13 of the Utah Revised Business Corporation Act, the Company's shareholders are or may be entitled to dissent from the proposed Acquisition, and obtain payment of the fair value of their shares in the event the Acquisition is approved. Fair value of the shares means the value of the shares immediately before the effective date of the Acquisition transaction, excluding any appreciation or depreciation in anticipation of the Acquisition.The transaction is expected to be consummated on or about January 31, 1997. The high and low sales prices of the Company's Common Stock on August 14, 1996, the day prior to the press release announcing the Acquisition Agreement, were $0.156 and $0.125 per share, respectively. The fair value of the Company's Common Stock immediately prior to the consummation of the Acquisition may or may not reflect these prices. The value of the Company's Preferred Stock has not been determined by the Company's Board of Directors. If a holder of Preferred Stock properly exercises dissenters rights, the Company will determine the value of such Preferred Stock in accordance with the value of the Company's Common Stock as well as other revelant factors including without limitation the rights, preferences, privileges and restrictions of the Preferred Stock. Notice of dissenters' rights is being submitted to shareholders with this Notice of Special Shareholders' Meeting and Proxy Statement. A shareholder who wishes to assert dissenters' rights must deliver to the Company, prior to the voting on the Acquisition Proposal, written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed Acquisition is effected and not vote for the Acquisition. Within ten (10) days after the effective date of Acquisition approval by shareholders, notice will be sent to dissenting shareholders stating when and where written demand for payment must be sent and when certificates for shares must be deposited by the shareholder to effectuate the purchase of shares from the dissenting shareholder. The rights of the dissenter to demand payment are lost if the dissenter fails to give timely written notice of intent to demand payment, or fails to timely make written demand for payment after receiving the Company's notice. PART 13 OF THE UTAH REVISED BUSINESS CORPORATION ACT AND A COPY OF A DISSENTERS' RIGHTS NOTICE IS ATTACHED HERETO AS EXHIBIT B AND C, RESPECTIVELY.

                             PROPOSAL ONE
                         APPROVAL OF AGREEMENT

     The Board of Directors of the Company seeks shareholder approval of (a) the sale of certain of the Company's assets to WILC, as described in the Acquisition Agreement; (b) the grant of certain Licenses by the Company to WILC with respect to certain software products; and (c) the other transactions contemplated by and terms and conditions of the Acquisition Agreement, all as described in this Proxy Statement.

     The principle terms of the Acquisition Agreement are as follows. This description is qualified in its entirety by reference to the Acquisition Agreement, attached as Exhibit A to this Proxy Statement. In this summary, as in the Acquisition Agreement, the Company is alternately referred to as the "Seller".

     Exclusive Negotiation. Until , the first to occur of the following (the "Expiration Date"): (a) October 1, 1996; or (b) notice from WILC to Seller that WILC is unable to complete the purchase transaction contemplated by this Commitment, Seller will deal exclusively with WILC with regard to a disposition of the Education Market Assets. Seller will fully cooperate with WILC and make reasonable efforts to support WILC's efforts to secure necessary debt or equity financing. However, Seller does not represent or warrant, and will not be responsible for, WILC's success in raising the desired financing. will. If WILC has made reasonable progress towards consummation of this Commitment prior to the Expiration Date, but is unable to close prior to the Expiration Date, WILC may extend the Expiration Date in one (1) month increments, subject to the Company's consent which will not be unreasonably withheld. The expiration date has been extended through January 1997.

     Sale of Education Market Assets. The Company agrees to sell to WILC, and WILC agrees to purchase the Education Market Assets (as defined below) of the Company relating to or arising out of the Company business (the "Business") of developing, marketing and licensing proprietary and third party educational software and related products and services in the Education Market (as defined below). The "Education Market Assets" include the following:

          (a) All cash, bank deposits, and cash equivalents relating to the Education Market as of the Closing Date (as defined below);

          (b) All accounts receivable and other entitlements to payment under all contracts, licenses, and other arrangements relating to the Education Market;

          (c) All distributor agreements, customer contracts, renewals, and installed base of licensees of the Company's products relating to the Education Market, including but not limited to the Product Distribution Agreements with TRO;

          (d) All inventory and raw materials, including CD-ROMs, printed instructional and training materials, brochures, and marketing materials relating to the Education Market;

          (e) All tangible property, including all office equipment, computers and related equipment, audio-visual equipment, desks, chairs, leasehold improvements, library and reference materials, trade show equipment and displays, file cabinets, and other supplies and personal property relating to the Education Market;

          (f) All insurance policies on persons, property, and risks relating to the Education Market;

          (g) All outstanding bids, proposals, and purchase orders of the Company relating to the Education Market;

          (i) All files and records of the Company in hard copy or magnetic format relating to the Education Market, including customer and vendor lists and files, advertising materials and signs, correspondence, and equipment warranty information and maintenance records;

          (j)  All  contracts  and  agreements   with   employees,   independent
               marketing representatives, dealers, and sales agents of the Company relating to the Education Market;

          (k) All leasehold interests in property and leased equipment relating to the Education Market; and

          (l) All third party software licenses (excluding the software licensed by the Company from third parties to sell into the Education market, "Third Party Software" ), programs, development tools, and utilities used in the Business for the Education Market, including without limitation all word processing, spreadsheet, database, graphics and desktop publishing, project management, product testing and authoring programs.

     For purposes of this the Acquisition Agreement, "Education Market" means the following markets for standalone products (program resides and runs on one workstation only) and networked products (program runs on more than one workstation concurrently, with multiple workstations connected to a common server): (i) preschool education institutions, facilities, and programs, both public and private; (ii) K-12 education institutions, facilities, and programs, both public and private; (iii) juvenile and adult basic education institutions, facilities, and programs, both public and private, including correctional facilities and corporate sites; (iv) post-secondary educational institutions, facilities, and programs, including vocational schools and community colleges;
(v) individuals (or parents of minor students) who are enrolled in the foregoing educational institutions, facilities, or programs, provided the sales are made through such institutions, facilities, or programs (as opposed to retail sales); and (vi) organizations directly affiliated with the above education institutions, such as PTAs.

     The Education Market Assets will specifically exclude ownership rights in the Company's intellectual property, products, and related copyrights, capitalized development costs, net operating losses, and other tax benefits which will remain with the Company.

     Grant of Licenses; Exclusivity Period. The Company will grant to WILC the following licenses and distribution rights with respect to all software products, including textual materials currently marketed by the Company (the" Licensed Programs" ) :

(a) A non-exclusive, perpetual, fully paid-up, worldwide right and license to use, copy or otherwise reproduce, modify, correct defects or deficiencies in, and to prepare derivative works based on, all or any portion of the Licensed Programs (specifically including any and all lesson content);

(b) A perpetual, worldwide right and license to market, distribute, and sublicense the Licensed Programs and derivative works of the Licensed Programs in the Education Market, directly or through sub-distributors, dealers, Independent Marketing Representatives ("IMRs") or other third parties, subject to the royalty obligations described below. The foregoing license will be exclusive during the Exclusivity Period (as defined below);

(c) Commencing upon expiration of the Exclusivity Period, a non-exclusive, perpetual, worldwide right and license to market, distribute, and sublicense the Licensed Programs and derivative works of the Licensed Programs in the Home Market (as defined below), subject to the royalty obligations described below;

(d) A non-exclusive, perpetual, worldwide right and sublicense to use, copy or otherwise reproduce, modify, correct defects or deficiencies in, and to prepare WILC Derivative Works based on, all or any portion of the Third Party Software, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Software;

(e) A perpetual, worldwide right and sublicense to market, distribute, and sublicense the Third Party Software and derivative works of the Third Party Software in the Education Market, directly or through sub-distributors, dealers, IMRs, or other third parties, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Software. The foregoing license will be exclusive during the Exclusivity Period;

(f) Commencing upon expiration of the Exclusivity Period, a non-exclusive, perpetual, worldwide right and sublicense to market, distribute and sublicense the Third Party Software and derivative works of the Third Party Software in the Home Market, directly or through sub-distributors, dealers, IMRs, or other third parties, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Software; and

(g) A non-exclusive, perpetual, worldwide right and sublicense to market, distribute and sublicense the Licensed Programs, the Third Party Software, and derivative works of the Licensed Programs or Third Party Software, in the Internet Market, directly or through sub-distributors, dealers, IMRs, or other third parties, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Software and to the Company.

     All licenses of Licensed Programs from the Company to WILC will include source code and object code, but all sublicenses from WILC will be object code only.

     The Company reserves the perpetual, worldwide right to use, copy or otherwise reproduce, modify, correct defects or deficiencies in, prepare and distribute the Company Derivative Works based upon, and market, distribute, and sublicense the Licensed Programs, Third Party Software, and derivative works of the Licensed Programs or Third Party Software, in the Home Market and Internet Market (as defined below), directly or through sub-distributors, dealers, IMRs or other third parties, subject to the provisions and royalties, if any, due to the original licensors of the Third Party Software. During the Exclusivity Period WILC will not market, distribute, or sublicense through retail channels to the Home Market the Licensed Programs, Third Party Software, or WILC derivative works of the Licensed Programs and the Company will not market, distribute, or sublicense to the Education Market the Licensed Programs, Third Party Software or the Seller's derivative works of the Licensed Programs.

     For purposes of the Acquisition Agreement, "Home Market" means the following markets: (i) retail or off-the-shelf sales to individual end-users; and (ii) direct channel sales, including mail order, directed to individual end-users. The Company will develop new product names for the Home Market so that products offered by the Company in the Home Market are distinguishable from products offered by WILC in the Education Market. the Company will in all events have the right, where accurate and appropriate, to refer to Wasatch Education Systems as the development origin of products it offers in the Home Market. In the event the Company introduces a "networked" product for the Home Market during the Exclusivity Period, the Company will (i) provide Buyer at least 3 months' prior written notice of the anticipated release date; and (ii) label the "networked" product as follows: "Not Intended for School Use".

     For purposes of the Acquisition Agreement, "Internet Market" means distribution or delivery of the Licensed Programs, Third Party Software, or derivative works to end users over a wide area network using electronic data communications technology as presently implemented in the Internet or as hereafter designed for use in conjunction with telephone, cable, wireless, or other types of data transmission systems.

     The "Exclusivity Period" is a period of one (1) year from the Closing Date; provided, however, that the Exclusivity Period may be extended upon payment of certain Minimum Royalties by WILC to the Company as follows:

Minimum Royalty            Due Date                      New Exclusivity Period
---------------            -----------------------       -----------------------
$500,000                   End of 1st License Year       Two (2) License Years

$500,000                   End of 2nd License Year       Three (3) License Years

$500,000                   End of 3rd License Year       Four (4) License Years

$500,000                   End of 4th License Year       Five (5) License Years

     Minimum Royalties will be credited against royalties due for net revenues, and royalties for net revenues will be applied to satisfy the Minimum Royalty obligations. In the event the royalties for any License Year are less than the Minimum Royalty paid for that License Year, an amount equal to the Minimum Royalty paid for that License Year minus the actual royalties payable for that License Year will be credited against royalties for net revenues in subsequent License Years. In the event royalties paid for net revenues in any License Year exceed the Minimum Royalty due for that License Year, an amount equal to the royalties actually paid minus the Minimum Royalty will be credited against Minimum Royalties next falling due for subsequent License Years.

     Assumption of Liabilities. On the Closing Date, WILC will assume (and indemnify the Company against) the following liabilities and obligations (collectively the "Assumed Liabilities"):

          (a) Liabilities of the Company relating to its business in the Education Market or to this Acquisition which are shown on the most recent balance sheet of the Company and/or are otherwise known to the Management Group, excepting the following which the Company will retain: (i) indebtedness and obligations evidenced by certain debentures having a face principal amount of $1.2 million; and (ii) any and all obligations and commitments of the Company to its shareholders or directors who are not the Company's employees;

          (b) Obligations to the existing installed base of Education Market customers for software support and maintenance arising before and after the Closing Date;

          (c) Royalties owed to third party licensors on account of (i) the Company's sublicensing of Third Party Software to its customers before the Closing Date; and (ii) WILC's sublicensing of Third Party Software to its customers from and after the Closing Date, but specifically excluding the Company's sublicensing of Third Party Software to its customers after the Closing Date.

     Cash Purchase Price. In addition to the assumption of the Assumed Liabilities, WILC will pay to the Company cash consideration ("Cash Consideration") in the amount of One Million Five Hundred Thousand Dollars ($1,500,000), payable at the Closing. At its option, WILC may discharge the royalty obligations described below and the Minimum Royalty payments as described in the Section above by paying to the Company, on the Closing Date or within one (1) year after the Closing Date, an additional Cash Consideration of Three Million Five Hundred Thousand Dollars ($3,500,000) for a total Cash Consideration of Five Million Dollars ($5,000,000), in which event WILC's licenses in the Education Market will be perpetually exclusive and the Exclusivity Period will be deemed to be 5 years for all other purposes.

         Royalty Payments to the Company. In addition to assuming the Assumed Liabilities and paying the Cash Consideration, WILC will pay to the Company royalties of 2.5% to 10% of net revenues collected by WILC from the distribution and licensing of the Licensed Programs and certain derivative works during the five (5) year period commencing on the Closed Date (each of the five (5) years during this period is sometimes referred to as a "License Year.")

         Adjustment to Cash Consideration. In arriving at the Cash Consideration set forth above and the royalty payments described above (collectively, the "Purchase Price"), the parties have attempted to make a reasonable and good faith allocation of value between the assets and business being sold or transferred to WILC under this Agreement (the "Sold Business") and the assets and business being retained by the Company (the "Retained Business"). However, neither party is entirely comfortable that the Purchase Price properly reflects the appropriate allocation of value between the Sold Business and the Retained Business. Therefore, the Purchase Price will be adjusted as set forth below in the event there is an acquisition, merger, or sale of all or substantially all of the assets (the "Acquisition") of the Sold Business or Retained Business:

         (a) In the event of an Acquisition of the Sold Business, WILC or its successor will have the option of discharging the royalty obligations described above by paying to the Company an amount equal to $3,500,000, which royalty discharge amount will be paid within thirty (30) days after the closing of the
                  Acquisition. In the event WILC or its successor does not exercise the foregoing option, the royalty obligations described above will be expressly assumed by the successor company in the Acquisition and continue in full force and effect against said successor.

         (b)      In the event of an Acquisition of the Sold Business within two
                  (2) years after the Closing Date, then, in addition to the payment of any royalty or royalty buyout described in paragraph (a) above, the Purchase Price will be increased by an amount calculated as follows (the "Increased Amount") based upon the "Net Sold Business Acquisition Proceeds":

                                                    Portion of Net Sold Business
          Month of Sold Business Acquisition            Acquisition Proceeds
          ----------------------------------            --------------------
          1-12 months after Closing Date                      10.00%
          13-16 months after Closing Date                      7.50%
          17-20 months after Closing Date                      5.00%
          21-24 months after Closing Date                      2.50%
          25 or more months after Closing Date                 0.00%


                  For purposes of the Acquisition Agreement, "Net Sold Business Acquisition Proceeds" will mean (a) the total cash consideration, plus the fair market value of property or stock, received by WILC or its Shareholders as payment in the Sold Business Acquisition, less all commissions and out-of-pocket expenses of the Sold Business Acquisition, minus
                  (b) the sum of (i) the Cash Consideration paid to date, (ii) the aggregate royalties paid to date , and (iii) in the case of an asset sale, the debts and obligations owed to creditors of WILC immediately prior to the Sold Business Acquisition. The Increase Amount of the Purchase Price will be paid by WILC to the Company within thirty (30) days after the closing of the Net Sold Business Acquisition.

         (c) In the event of an Acquisition of the Retained Business within two (2) years after the Closing Date, then notwithstanding the payment of any royalty or royalty buyout described in paragraph (a) above, the Purchase Price will be decreased by an amount calculated as follows (the "Decreased Amount") based upon the "Net Retained Business Acquisition Proceeds":

                                                Portion of Net Retained Business
      Month of Retained Business Acquisition           Acquisition Proceeds
      --------------------------------------           --------------------
      1-12 months after Closing Date                          10.00%
      13-16 months after Closing Date                          7.50%
      17-20 months after Closing Date                          5.00%
      21-24 months after Closing Date                          2.50%
      25 or more months after Closing Date                     0.00%

                  For purposes of the Acquisition Agreement, "Net Retained Business Acquisition Proceeds" means (a) the total cash consideration, plus the fair market value of property or stock, received by the Company or its Shareholders as payment in the Retained Business Acquisition, less all commissions and out-of-pocket expenses of the Retained Business Acquisition, minus (b) the sum of (i) the Company's shareholder indebtedness and Preferred Stock liquidation preferences as of the Closing Date, and (ii) in the case of an asset sale, the debts and obligations owed to creditors of the Company immediately prior to the Retained Business Acquisition.

     For a period of six (6) months after the Closing Date, WILC will provide to the Company technical assistance on a "best efforts, as available" basis to support the Company's use of the Licensed Programs and development of the Company's derivative works of the Licensed Programs.

     WILC will provide to the Company accounting assistance on a "best efforts, as available" basis to support the Company's ownership and use of the capitalized development, net operating losses, and other tax benefits which remain with the Company.

     Conditions to Closing. WILC's obligations under the Acquisition Agreement are contingent upon satisfaction of the following conditions:

          (a) Approval of the Acquisition Agreement by the Board of Directors of the Company on or before July 1, 1996, which approval has been obtained;

          (b) WILC's obtaining the necessary cash or other financing to pay the Cash Consideration;

          (c) WILC's obtaining the required consents, if any, of third parties to an outright assignment or transfer of Education Market Assets; and

          (d) WILC's obtaining the required consents, if any, of third parties to a license of the Licensed Programs and sublicense of Third Party Software, on terms acceptable to WILC.

          (e) The Company's obtaining the approval or forbearance, if required, of its shareholders and debenture holders prior to consummation of the Acquisition; provided that: (i) the Company shall use its best efforts to obtain prior to July 31, 1996, any approval or forbearance of debenture holders required for the consummation of the Acquisition, which approval has been obtained; (ii) the Company's Board of Directors will prior to July 15, 1996, determine whether shareholder approval is required for the Acquisition, and, if required, use its best efforts to obtain prior to July 31, 1996, the shareholder commitment to approve the consummation of this Acquisition from those shareholders, or the shareholder's parent, subsidiary or related entity, in which one of the disinterested directors of the Company is an officer, director, corporate agent, or general partner; and (iii) the Company's Board of Directors will recommend the approval of this Acquisition to all other shareholders in connection with the notice of shareholders' meeting.

         Consents. Technology Funding Inc., which through affiliated entities controls 66.6% of the Company's voting stock as of December 27, 1996, has indicated its intent to approve the transactions contemplated by the Acquisition Agreement. The Company therefore believes that the approval of this Proposal is assured, and that the transactions contemplated by this Proposal are likely to occur, subject to WILC obtaining the required funding and consents to assign or transfer the Education Market Assets and to license the Licensed programs and sublicense the Third Party Software. However, there can be no assurance that such funding or consents will be obtained or that such transactions will in fact be consummated.

         Finders Fees. The Company and WILC each warrant to the other that it has incurred no obligation to pay any finders fees or commissions in connection with WILC's acquisition of the Education Market Assets.

         Transferred Employees. WILC will offer all employees of the Company employment with WILC at the same title, salary, and responsibility, and WILC will assume all liabilities of the Company with respect to such transferred employees, including but not limited to accrued wages, accrued vacation, sick leave, employee reimbursements, and severance, if any; and WILC will defend, indemnify, and hold the Company harmless from and against any claims or liability for such employee obligations.

         Expenses. Each of the parties will pay its own expenses in connection with the Acquisition Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated by the Acquisition Agreement are consummated.

         Closing Date. For purposes of the Acquisition Agreement, the "Closing Date" will be the sooner of: (a) the Expiration Date (as defined in Section 1 above); or (b) ten (10) days after the date on which WILC advises the Company that WILC is ready, willing, and able to consummate the purchase of the Education Market Assets and assumption of the Assumed Liabilities on the terms and provisions set forth in the Acquisition Agreement. On the Closing Date, all Education Market Assets will be transferred to WILC and WILC will assume all Assumed Liabilities and responsibilities relating to the Licensed Programs and Third Party Software as set forth in the Acquisition Agreement.



REASONS FOR THE TRANSACTIONS

     After several years of devoting the majority of its efforts to marketing its courseware to educational institutions, the Company determined that it needed significant new capital to meet debenture obligations coming due, maintain competitive marketing and sales presence in the Education Market, and grow through selling its highly regarded educational software products to consumers who could not be reached via the Company's existing distribution channels. The Company believes that retail distribution channels offer the greatest opportunity to increase the served market for its educational software. The Acquisition is expected to provide the necessary immediate funding to the Company to meet its debenture obligations and to begin to prepare its products for retail distribution. Additionally, the on-going royalties on software sales into the Education Market provide additional working capital in future years. By retaining the Company's substantial tax net operating loss carryforward, a significant amount of future net taxable income is expected to be largely sheltered from federal taxes for many years to come. If the Company were profitable in future years, it could use those sheltered proceeds to redeem its non-convertible Preferred Stock, although the Company is under no obligation to do so. The statements in this paragraph are forward looking, and actual results could vary materially as a result of the factors discussed below in "Other Information", and in the Company's annual and quarterly reports filed with the SEC.

     In reaching its decision to approve the Acquisition Agreement, the Company's Board of Directors considered the following information and factors:

               (a) The desire of the Company's management to pursue the Education Market.

               (b) The Board's determination that the home and retail markets present opportunities for the Company's education software products that cannot be addressed with the Company's current personnel and financial resources.

               (c) The difficulty of pursuing both the Education Markets and the home and retail markets given the Company's current personnel and financial resources.

               (d) The need for funding to prepare the Company's products for the home and retail markets and the consideration to be paid to the Company under the Acquisition Agreement.

               (e) The on-going royalties on the software sales into the Education market to be paid by WILC under the Acquisition Agreement.

               (f) The ability of the Company to utilize its tax net operating loss carryforwards to offset any potential gain from the sale of assets from the Acquisition as well as future net taxable income.

               (g) The terms of the Acquisition Agreement and the effect of the Acquisition on the Company's ability to employ a "Pooling of Interests" treatment for potential future business combinations involving the remaining business.

               (h) The Company's obligations to redeem certain debentures and Preferred Stock.

     The Board also considered the following potentially negative factors relating to the Acquisition: (i) the risks associated with attracting, retaining and training an entire team of management, development, marketing, sales and support for the Company; (ii) the risks associated with managing a new organization with new personnel and a new marketing strategy; (iii) the risk of WILC's inability to procure funding and necessary consents to assignment, license and sublicense necessary to consummate the Acquisition; (iv) the uncertainty of future royalties to be paid by WILC; (v) the risks inherent in modifying and enhancing the Company's products and in developing new products for the retail and home markets; and (vi) the need to develop new distribution channels for the Company's products in the home and retail markets.

     In view of the wide variety of factors, both positive and negative, considered by the Board, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. After taking into consideration all of the factors set forth above, the Board concluded that the Acquisition was in the best interests of the Company and its shareholders and that the Company should proceed with the Acquisition.

ACCOUNTING TREATMENT

     At closing, this transaction will be accounted for under the "Purchase Method" in accordance with Generally Accepted Accounting Principles. This method could result in a gain from the sale of certain of the Company's assets as described above.

FEDERAL INCOME TAX CONSEQUENCES

     A taxable gain may result in this transaction if the initial License Fee received by the Company is greater than the assets sold to WILC. The Company has more than enough NOL remaining to offset this gain. The transaction will be accounted for under the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109").

     WILC will pay all state and local sales, transfer, value-added, or other similar taxes, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment, and delivery of the Education Market Assets.

REGULATORY APPROVALS

     The Company believes that it has complied with all applicable state and federal regulations in connection with the Acquisition Agreement and does not believe that any regulatory approvals of the Acquisition are required by any state or federal government entity. See "Dissenters' Rights" above.

STOCK PRICE PERFORMANCE

     Both the high and the low sales price of the Company's Common Stock on August 14, 1996, the day prior to the press release announcing the Acquisition Agreement, were $0.156 and $0.125 per share, respectively. On December 31, 1996, subsequent to the publication of operating results from the 1996 fiscal year, the sales price high and low were $0.156 and $0.125 per share, respectively.


INTERESTS OF CERTAIN PERSONS

     Barbara Morris, the Company's President, Chief Executive Officer and a director, Carol Hamil, the Company's Vice President of Development, and Ralph Brown, the Company's Chief Financial Officer are the sole shareholders of WILC. The Acquisition was approved by a disinterested majority of the Company's Board of Directors by vote with Ms. Morris abstaining. Following the closing of the Acquisition, Ms. Morris, Ms. Hamil and Mr. Brown are expected to resign as officers and director, as applicable, of the Company. The Company's Board of Directors intends to conduct a nationwide search for new executives to manage the Company. Options held by Ms. Morris, Ms. Hamil and Mr. Brown in the amounts of 740,000, 370,000 and 180,000 respectively, will terminate effective upon the closing of the Acquisition Agreement.

     The Company's Board of Directors unanimously recommends a vote "FOR" the approval of the Agreement with Wasatch Interactive Learning Corporation.

                      PRINCIPAL AND MANAGEMENT SHAREHOLDERS

     The following tables set forth the number of shares beneficially owned as of November 30, 1996 by (i) each Director of the Company, (ii) each Named Officer (as defined below), (iii) all executive officers and nominees for director as a group and (iv) all persons known to the Company to be beneficial owners of more than five percent of the Company's outstanding shares of Common Stock and Preferred Stock, respectively: Common Stock

                                       Number
                                     of Shares                  Percentage of
                                    Beneficially             Outstanding Shares
Name of Beneficial Owner             Owned (1)               of Common Stock (2)
------------------------            ------------             -------------------

Technology Funding, Inc.(3)           7,465,517                     86.1
2000 Alameda de las Pulgas
San Mateo, CA 94403

Loyalhanna Venture Fund (formerly       310,462                      8.6
Trivest Venture Fund) (4)
223 4th Avenue, 17th Floor
Pittsburgh, Pa.

Barbara Morris (5)                      725,000                     16.7
5250 South 300 West
Salt Lake City, Utah  84107

Jeffrey Keimer (6)                      299,433                      7.7
702 Marshall Road
Redwood City, California 94063

Carol Hamil (7)                         362,500                      9.1
5250 South 300 West
Salt Lake City, Utah 84107

Ralph Brown (8)                         177,500                      4.7
5250 South 300 West
Salt Lake City, Utah 84107

Directors and Executive Officers      1,564,433                     30.3
as a group (6 persons) (8)


                  Preferred Stock
                                                                Percentage of
                                     Number  of Shares       Outstanding  Shares
Name of Beneficial Owner           Beneficially Owned(1)      of Preferred Stock
------------------------           ---------------------     -------------------
Technology Funding, Inc.(3)              7,300,000                  74.3
2000 Alameda de las Pulgas
San Mateo, CA 94403

Jeffrey Keimer(6)                            9,629                     *

Directors  and  Executive  Officers          9,629                     *
as a group (6) persons (9)
* Less than 1%

(1)  Unless  otherwise  noted,  each person or group  identified  possesses sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. A person is deemed to be the beneficial owner of Common Stock or Preferred Stock, respectively, that can be acquired by such person within 60 days of November 30, 1996 upon the exercise of options or warrants.

(2) Each beneficial owner's percentage ownership is determined by assuming options and warrants that are held by such person (but not those held by any other person) and which are exercisable for Common Stock or Preferred Stock, respectively, within 60 days of November 30, 1996 have been exercised.

(3) Ms. Carolyn Poe and Mr. Gregory T. George, directors of the Company, are employees of Technology Funding, Inc., which is a managing partner of Software Fund II, Technology Funding Partners I, Technology Funding Partners II, Technology Funding Private Reserve Fund and Technology Funding Secured Investors III (collectively referred to as the "TFI Funds"). Together, these funds own 2,400,486 shares of Common Stock, hold warrants to purchase an additional 3,065,031 shares of Common Stock and own 2,000,000 shares of Series "A" Preferred Stock that is convertible on a share for share basis into Common Stock. Additionally, these funds own 5,300,000 shares of Series C Preferred Stock which is not convertible into common stock.

(4) Includes 5,044 shares of Common Stock subject to warrants exercisable within 60 days of November 30, 1996.

(5) Represents 725,000 shares of Common Stock subject to options exercisable within 60 days of November 30, 1996.

(6) Represents 289,804 shares of Common Stock subject to warrants exercisable and 9,629 shares of Series "A" Preferred Stock that is convertible into Common Stock within 60 days of November 30, 1996.

(7) Represents 362,500 shares of Common Stock subject to options exercisable within 60 days of November 30, 1996.

(8) Represents 177,500 shares of Common Stock subject to options exercisable within 60 days of November 30, 1996.

(9) Includes 9,629 shares of Series "A" Preferred Stock convertible into Common Stock within 60 days of November 30, 1996 and 1,265,000 shares of Common Stock subject to options and 289,804 shares of Common Stock subject to warrants exercisable within 60 days of November 30, 1996.

                PROPOSALS OF SHAREHOLDERS FOR NEXT ANNUAL MEETING

     The Company must receive proposals from Shareholders on or before February 15, 1997, in order to have such proposals evaluated for inclusion in the proxy statement relating to the Company's next Special Meeting of Shareholders.

                               OTHER MATTERS

     The management knows of no other matters which are likely to be brought before the Special Meeting. If any other business requiring a vote of the Shareholders should properly come before the Special Meeting, the proxies will be voted by the persons named therein in accordance with their judgment in such matters.

                                        By Order of the Board of Directors

                                        /s/Barbara Morris
                                        -------------------------
                                        Barbara Morris, President

                            OTHER INFORMATION

     The following includes forward-looking statements. Actual results could vary materially as a result of the factors discussed in the Proxy Statement, below and in the Company's annual and quarterly reports filed with the SEC.

General Description

     Wasatch Education Systems Corporation (the "Company" or "Wasatch") began operations in 1984, and was incorporated in 1988 in the State of Utah. The Company develops and markets computer instructional systems ("CAI Systems") for the pre-school, elementary, secondary, adult education and home school markets. The Company's products are primarily used by students enrolled in United States schools between kindergarten and twelfth grade ("K-12"), as well as by adult students enrolled in basic education programs and students receiving schooling at home. Schools utilize the Company's products to offer their students self-paced, individualized courses in reading, writing, science, life skills and high school equivalency ("GED") test preparation as well as phonics, basic skills, job skills and interdisciplinary, real world based projects. The CAI Systems sold by the Company are typically used to supplement a school's regular instructional programs.

     The Company currently markets and sells its products through dealer organizations and independent sales representatives. See "Business--Marketing and Sales". In addition to receiving revenues from initial product sales (including software license fees, teacher training, installation and printed materials), the Company also receives fees in subsequent years for customer support, software upgrades, teacher training and printed materials.

     The Company intends to pursue a new strategy in new markets for its products and may be prohibited for a significant period of time from engaging in its traditional business in the Education Market - that portion of its market comprising education institutions. In pursuing the Acquisition, the Company will retain rights to its core products and technology and the funds received from the proceeds of the Acquisition. The Company expects to receive royalties from the revenue generated by the education business as described in the Proxy Statement; however, the business conducted in the Education Market as described above will be performed by WILC. The Company intends to focus its efforts in the home and retail markets. Channels are expected to be developed through the Internet, retail distribution and direct sales.


The Market

     With the introduction of personal computers in the late 1970's and early 1980's schools began utilizing drill and practice, diskette-based educational software. In the Company's view, the networking capability of MS-DOS/Windows compatible equipment created a market for courseware which addresses broad curriculum needs. These networked products contrast with earlier software designed for stand-alone (non-networked) computers. In recent years, many homes and some schools have been acquiring personal computers with storage and processing capacity comparable to those of school's entire computer networks of only a few years ago. The Company anticipates that low-cost "Network Computers" and network-enabled televisions with embedded or attached computers will bring the necessary computing and storage power into the homes of a much larger segment of the public - both in the United States and overseas.

     After the Acquisition is completed, the Company intends to sell the Company's products into the home and retail markets. Individuals and families with compatible equipment are expected to be able to utilize the Company's software for their children directly in their homes. The Company believes that the market for retail educational products is larger than the current sales levels of the Company and therefore represents a significant opportunity to increase the Company's sales volumes.

     However, the home and retail markets are new markets for the Company in which the Company has no experience. The Company has very few customers and sales in these markets. There can be no assurance that such markets will be receptive to the Company's products, that the Company will be able to adapt and enhance its products for such markets, that the Company will be able to compete in such markets against competitors with significantly greater resources than the Company, or that the Company will be able to develop direct or indirect distribution channels in such markets. Failure of these markets to be receptive to the Company's products or of the Company to adapt and enhance its products for such markets or to develop distribution channels would have a material adverse effect on the Company and its business.

The Company's Products

     The Company provides a what is characterized as a "learning" system. The system provides each student with self-paced, individualized lessons. Using a personal computer as a fileserver, the system stores course software (known as "Courseware") and student data, and transmits programs to student workstations as needed. In a school setting, one fileserver can be connected to as many as 100 student workstations equipped with color monitors. A printer is also attached to the system to service the needs of the users. Individual workstations can be located in one place, such as a school computer laboratory, or the network can be arranged to distribute workstations in different classrooms throughout the school. In a non-school setting, Courseware can reside on CD-ROM disks or could potentially be distributed over a sufficiently capable wide area network to geographically dispersed workstations.

     The Company believes that its Courseware offers several features which make it attractive to customers. These include automatic recordkeeping, automatic re-entry at the appropriate point in the lesson, the capability to store work for later use and the emphasis on workplace knowledge in real world scenarios. The networked, MS-DOS/Windows software also allows more elaborate lessons, including such features as graphics, audio and animation. However, there can be no assurance that the Company will be able to leverage such features for the home and retail markets or that such markets will be receptive to such products.

     The Company has designed its Courseware to emphasize content knowledge, strategies, problem solving skills, critical thinking skills and process skills, which distinguish it from educational software systems offered by other companies. For example, the Company's science program focuses on developing the student's content knowledge of physical, earth and life sciences as well as on developing process skills such as observing phenomena and recording data. Process skills are taught using computer tools such as data bases and word processors and other tools which are unique to individual courses. Because the Courseware uses the computer as a problem solving tool and as an instructional vehicle, the Company believes that the Courseware serves to integrate process skills and computer literacy into the traditional curriculum. This permits the teacher to use the computer to evaluate student mastery of knowledge, computer literacy and process skills.

     The Company developed new Courseware called Projects for the Real WorldTM that was introduced into the market during the fiscal year ended June 30, 1994 to address concerns about the need for "real world" based teaching methods emphasizing work place knowledge, as advocated by the U.S. Department of Labor in its report "Secretary's Commission on Achieving Necessary Skills" or SCANS. The Company's new software is designed for K-8 and provides a new approach to student interactive learning. The Company's Projects for the Real WorldTM features highly interactive Courseware that requires an elevated level of critical thinking in real world, work place scenarios.

     On February 25, 1991, the Company entered into a joint research and software development project in mathematics with Rutgers University's Center for Mathematics, Science and Computer Education. The project, to develop a tool-based elementary mathematics product, was headed by Dr. Warren Crown. The Company began marketing these products during the fiscal year ended June 30, 1994 and will pay a royalty to Rutgers on all sales.

     In the spring of 1995, the Company developed and began selling individual units of its Courseware on CD-ROM.

     All  of  the  Company's   products  can  be  delivered  in  both  networked
environment and non-networked individual workstation environments via CD-ROM technology.

     The Company expects to modify and enhance its products to make them more desirable to home and retail users by adding more game capabilities and higher order graphics such as 3D capabilities. However, there can be no assurance that the Company will be successful in such efforts.

Services

     In addition to licensing Courseware, the Company provides on-site Courseware installation, ongoing training, and telephone customer support. Training consists of multiple in-service sessions throughout the school year and a multi-year training plan. Company consultants work with teachers and school principals in order to develop curriculum focus and integrate the Company's Courseware into classroom instruction. Customer support is available during extended working hours to Company customers via a toll-free number. Many installations are sold with a modem which provides a telecommunication link between the school and the Company's customer service personnel for remote diagnostics.

     The Company will no longer provide the services described above after the Acquisition. These services will be performed by WILC. The Company expects, however, to continue to provide customer support and other appropriate educational assistance and counseling services to its new customers in the home and retail markets. However, there can be no assurance that the Company will be able to attract or retain appropriate personnel.

Research and Product Development

     As in most of the software industry, rapid technological change and market demands require the Company to continually enhance its existing products. Although school curricula has remained relatively standard from location to location and from year to year (and the Company believes it will continue to do so), the need to add additional products to the Company's current product line requires the Company to continually broaden its product line to remain competitive. There can be no assurance that the Company will be able to enhance its products or introduce new products as required to remain competitive.

     From its inception in 1984 to June 30, 1996, the Company has cumulatively spent $16,421,000 for research and product development. During the fiscal years ended June 30, 1996 and 1995, the Company spent approximately $336,000 and $309,000, respectively, on expensed product development. In addition, the Company spent approximately $570,000 and $1,269,000 in the fiscal years ended June 30, 1996 and 1995, respectively, on product development that was capitalized. Within a given curriculum area, the Company's development strategy typically focuses on early completion of a core of software modules. As a result, products in a given curriculum area are typically brought to market after 12 to 15 months of development.

     The Company intends to continue making significant investments in product development activities with funds provided by continuing operations. There can be no assurance, however, that the Company will be able to respond adequately to technological advances in its marketplace or that it will be able to develop or market successfully any new products.

     All of the Company's development personnel are expected to become employees of WILC and will cease providing services to the Company. The Company will need to recruit new personnel to develop and enhance the Company's products for the home and retail markets. These personnel are not likely to be familiar with the Company's products and will require significant training.

Marketing and Sales

     The Company's early marketing strategy targeted the major urban school districts as its core business. In April 1985, the Company installed its products at three pilot sites in Chicago. By the end of 1985, the Company had installations in 19 school districts serving a total of 26 schools. As of June 30, 1996, the Company had sold its products to over 370 school districts for use in 905 schools on approximately 20,000 individual networked workstations throughout the United States. (See Note 8 to the Financial Statements)

     As of November 30, 1996, the Company sold its products through a geographically based sales force consisting of one full time sales manager who directed 30 geographically-based dealer organizations and independent sales representatives. In addition to qualifying prospects and calling on both existing and prospective customers, the Company' sales representatives host user's conferences and attend national trade shows and conferences. The Company has marketed its products to a variety of customers including K-12 school districts, private schools, universities, adult education centers, the home market and corporate education centers. The Company is expanding its school marketing efforts through catalog mailings and follow up telemarketing efforts.

     Following the Acquisition, the Company will be required to cease such marketing efforts in the education market place as they are pursued by WILC. As a result the Company will be required to develop new sales channels oriented into the retail and home markets. These channels may include the Internet, retail distribution, and direct sales. However, the Company has not yet established any such channels. Failure of the Company successfully to develop channels for distributing its products to the home and retail markets would have a material, adverse effect on the Company's business.

Competition

     The K-12 computer-aided instruction market is highly competitive. The Company categorizes its competitors into two types. The first type of competitor is the diskette or CD-ROM based educational software publisher. These companies generally distribute their products via telemarketing and catalog sales to individuals as well as school districts.

     The second category of competitor is the group of companies producing comprehensive, ILS courseware primarily for networked systems. These companies generally market to school districts and adult sites with direct sales forces or dealer groups. The Company believes that its major competitors in this second category are Computer Curriculum Corporation, a division of Viacom, Jostens
Learning Corporation and IBM/Eduquest. These competitors have far greater resources than those of the Company's. Some of these competitors have entrenched market positions and established trade names, trademarks and intellectual property rights.

     Some of the products of the Company's competitors emphasize drill-and-practice skills as opposed to the reasoning and thinking skills emphasized by the Company's courseware. Although the Company believes that its products compete effectively with its competitors in terms of price, quality and features, there can be no assurance that the Company will be able to remain competitive in the future or with respect to new products. The Company believes that each of its competitors has approached the market from a different standpoint and has targeted specific market segments. Although some companies may hold a position of dominance in certain portions of the market, no one company dominates the entire market. The Company competes against different companies depending on the type of sale and the region of the United States.

     WILC is expected to continue to face these competitors after the Acquisition; however, the Company will be facing new competitors in the home and retail market. The industry has seen larger competitors such as The Learning Company and CUC purchase a number of smaller competitors. This could provide the Company an opportunity to capture shelf space at retail stores, but it may also make it more difficult for smaller companies to compete in the industry.

Product Protection

     The Company's success is dependent to a large extent on its ability to protect its proprietary interest in its software products. To achieve this end, the Company requires its employees to enter into confidentiality agreements and asks all customers to sign license agreements that prohibit the reproduction or other unauthorized use of the Company's proprietary software; however, not all customers have signed such licensing agreements.

     Several circuits of the United States Court of Appeals, as well as federal district courts, have held that governmental entities may be immune from suit for copyright infringement. Such immunity protection would extend to states and their alter egos but not to other political subdivisions. If school district customers were not to be viewed as alter egos of their respective states, the Company could be denied protection from copyright infringement as to these customers, even if such protection would otherwise be available. However, the Company should be entitled to contractual protections under any license agreements it has executed with such districts.

     The Company believes that the rapid pace of technological change in the computer software industry renders patent, trade secret and copyright protections less significant than the knowledge, ability and experience of the Company's personnel, name recognition and on-going maintenance.

Suppliers

     The objective of the Company is to sell proprietary software to customers without accompanying computer equipment and supplies, or third party software except where the addition of the third party software compliments or augments the Company's software. However, at times the Company must coordinate the sale of its products with third party computer hardware and peripherals as well as third party software in order to satisfy the bid specifications of certain customers. In these instances, the Company must rely upon the delivery of products and services from various suppliers and has established certain relationships with these suppliers to provide continuity of supply.

     Computer Hardware: The Company has non-binding, non-contractual relationships with several manufacturers of computers used as student workstations and fileservers. These vendors install and provide on-going support for their hardware. Wasatch does not provide on-going hardware support nor does it offer hardware as "Wasatch approved". The Company does however, provide standardized computer configurations to achieve uniformity of all suppliers' products sold.

     Third Party Software: The Company purchases software products from third parties to fill gaps in the Company's proprietary product lines. Such software products constitute a small percentage of the Company's business but nevertheless, provide both necessary and appropriate products for specific market needs. In the event such software sources were to cease to be available to the Company, the Company would be required to find alternative sources, and there can be no assurance that it would be successful in doing so. The Company also purchases and resells books from several publishers.

Employees

     As of November 30, 1996, the Company employed 26 persons (on the basis of full-time equivalent employment) including 4 persons in sales, marketing, and related activities; 7 persons in product development; 11 persons in customer support and operations; 4 persons in servicing and consulting; and 4 persons in general administration and finance.

     The Company believes that its future success will depend, in part, on its ability to recruit and retain highly skilled sales and technical personnel, including senior management, as the Company expands its marketing efforts.

     None of the Company's employees is represented by a labor union. The Company has experienced no work stoppage and believes that its employee relations are good.

     All of the employees currently working for the Company are expected to resign and begin working for WILC after the Acquisition.

Significant Customers

     The Company's products have been marketed primarily to public school districts, adult education facilities, corporations and recently to school districts and adult education sites through telemarketing and catalog sales.

     A small number of school districts have typically generated a disproportionate amount of the Company's annual revenues. (See Note 9 to the Financial Statements.) The Company does not have any significant customers in the home or retail markets.

     The Company must continually seek new customers for its products because most of the Company's revenue is from non-recurring initial sales of software, not from recurring annual license fees. Accordingly, the Company is not particularly dependent on any individual customer(s) for future revenues.

Backlog

     On September 30, 1996, the Company's backlog was immaterial, all of which was shipped during the second quarter of fiscal year 1997. The Company does not generally have a significant backlog as a result of the following factors. Even though the sales cycle is lengthy, when a customer actively places an order it is generally important that delivery be made quickly. The Company does not manufacture or maintain significant inventory of computer hardware; it merely installs its software on hardware manufactured, and often delivered, by third parties.

     At June 30, 1996, the Company had recorded deferred revenue with respect to cash receipts for services, which consist primarily of training and maintenance, yet to be performed in the amount of $224,000. This amount will be recognized as revenue during fiscal year 1997 as the services are completed.

Properties

         The Company's headquarters and its research and development facilities are located at the same facilities in Salt Lake City, Utah. Effective April 1, 1996, the Company entered into a three year lease agreement with its current landlord on a variable term lease through March 31, 1999. The annual base rent (inclusive of payment of taxes) through March 31, 1997 is $115,239. The Company also has a three year lease on property located in Park City, Utah through December 31, 1998. The annual base rent (inclusive of payment of taxes) through December 31, 1997 is $71,016. (See Note 6 to the financial statements.)

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(A) Market Price Data

     The Company's Common Stock began trading in the over-the-counter market in October 1988. Prices were quoted in the National Association of Security Dealers Automated Quotation System ("NASDAQ") under the symbol WESC. On January 31, 1991, the Company was granted by NASDAQ a conditional continued listing on NASDAQ, and the Company's symbol was temporarily changed to WESCC. On July 8, 1991, the Company's symbol was changed back to WESC as the Company met the minimum equity requirement of NASDAQ. The Company was delisted on June 16, 1992 for failure to meet certain requirements for inclusion in the NASDAQ system. The Company is currently reviewing the requirements to be relisted on the NASDAQ exchange. The Company's Common Stock is now traded on the NASDAQ Bulletin Board. The following table sets forth the range of the high and low bid quotations for the stock for the fiscal quarters indicated, as reported by the applicable NASDAQ trading market. The quotations represent prices between dealers and do not include retail markups, markdowns or commissions and may not necessarily reflect actual transactions.


                                              HIGH                     LOW
Fiscal Year Ended June 30, 1995
1st Quarter ended September 30, 1994         $0.313                   $0.125
2nd Quarter ended December 31, 1994           0.219                    0.094
3rd Quarter ended March 31, 1995              0.156                    0.094
4th Quarter ended June 30, 1995               0.156                    0.094

Fiscal Year Ended June 30, 1996
1st Quarter ended September 30, 1995         $0.156                   $0.094
2nd Quarter ended December 31, 1995           2.625                    0.094
3rd Quarter ended March 31, 1996              0.750                    0.500
4th Quarter ended June 30, 1996               0.500                    0.500

Fiscal Year Ending June 30, 1997
1st Quarter ended September 30, 1996         $0.500                   $0.125

(B) Approximate Number of Equity Security Holders

     As of June 30, 1996, the Company had 497 common and preferred stockholders of record.

(C) Dividends

     The Company has never paid a dividend on its Preferred Stock. As of June 30, 1996, the Preferred Stock dividends in arrears amounted to $90,866. Under Utah corporate law, the Company is restricted from paying dividends on its Common Stock until the accumulated dividends on its Preferred Stock are paid and the Company has achieved positive retained earnings. Only the Series B Preferred Stock is entitled to dividends. The Series A Preferred Stock is not entitled to dividends. The Series C Preferred Stock is entitled to dividends under certain circumstances (see Note 7 to the Financial Statements).

     The Company has never paid a cash dividend on its Common Stock. The current policy of the Company is to retain any earnings for the operation of its business. The Company intends for the foreseeable future to continue this policy of retaining earnings achieved to finance the development of its business.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following includes forward-looking statements. Actual results could vary materially as a result of the factors discussed in the Proxy Statement, below and in the Company's annual and quarterly reports filed with the SEC.

Results of Operations:

Fiscal Year 1996 compared to Fiscal Year 1995:

     The following are explanations of significant period to period changes for the fiscal year ended June 30, 1996 compared to the fiscal year ended June 30, 1995.

     Revenue for the fiscal year ended June 30, 1996 of $3,500,000 decreased $1,975,000 or 36 percent, compared to $5,475,000 for the fiscal year ended June 30, 1995. Courseware license revenues decreased 36 percent or $1,483,000 to $2,684,000 for the fiscal year ended June 30, 1996, from $4,167,000 for the fiscal year ended June 30, 1995. This decrease is primarily attributable to the downtime incurred from the reorganization of the Company's sales force. The Company has shifted from a combination of a direct sales force and dealers to exclusively dealers and built a network comprised of over 30 dealers with approximately 80-90 total representatives marketing the Company's products. During the first half of fiscal year 1996 the Company focused on putting into place and training these dealer organizations. Due to the time involved in training the dealers and the relatively long sales lead times in the industry (6-9 months), sales levels declined. Additionally, the overall market was very sluggish during the year as schools with Chapter I money available seemed reluctant to commit these funds. Services and other revenues decreased $492,000 or 38 percent to $816,000 for the fiscal year ended June 30, 1996 from $1,308,000 for the fiscal year ended June 30, 1995. Of this, $101,000 is the result of the Company eliminating, except in limited situations, the sale of computer hardware along with its Courseware. Support renewal revenues for the fiscal year ended June 30, 1996 of $537,000 decreased $308,000 or 36 percent compared to $845,000 for the fiscal year ended June 30, 1995. This decrease is primarily the result of delays in receiving annual contracts from customers; the most notable of which was the Chicago area schools where approval of the annual contract has been delayed.

     Gross margins decreased $1,678,000 to $2,004,000 at June 30, 1996 from $3,682,000 at June 30, 1995. This decrease is primarily the result of lower overall sales. The gross margin as a percent of revenue decreased 10 percent to 57 percent for the fiscal year ended June 30, 1996 from 67 percent for the fiscal year ended June 30, 1995. The gross margin as a percent of revenue for service and other revenues increase 9 percent to 46 percent for the fiscal year ended June 30, 1996 from 37 percent for the fiscal year ended June 30, 1995.

     Operating expenses decreased by 6 percent or $167,000 to $2,558,000 for the fiscal year ended June 30, 1996 from $2,725,000 for the fiscal year ended June 30, 1995. Of this, $180,000 is a decrease in sales and marketing expenses. This decrease is primarily the result of the reduction of the Company's internal sales representatives and lower selling costs associated with direct sales. The Company's sales effort has shifted to independent sales representatives and dealers. General and administrative expenses decreased $14,000 to $1,412,000 at June 30, 1996 from $1,426,000 at June 30, 1995. The Company's research and development costs increased by $27,000 due to the Company expensing a larger percentage of courseware development costs.

     Operating income decreased by $1,511,000 to a loss of $554,000 for the fiscal year ended June 30, 1996 from income of $957,000 for the fiscal year ended June 30, 1995.

     Net interest expense decreased by $595,000 to $161,000 for the fiscal year ended June 30, 1996 from $756,000 for the fiscal year ended June 30, 1995. This decrease was primarily the result of $5,500,000 of related party debt which was converted into a combination of Series C non-convertible preferred stock and common stock. Additionally, in this transaction over $1,000,000 in accrued, unpaid interest, was forgiven and recognized as an extraordinary item on the June 30, 1995 Statement of Operations.

     The net income for the Company decreased $1,934,000 during the fiscal year ended June 30, 1996 to a loss of $715,000 from income of $1,219,000 for the fiscal year ended June 30, 1995. This decrease is the result of lower overall sales.

     The following are explanations of significant period to period changes for the three months ended September 30, 1996 and 1995.

     Revenue for the three months ended September 30, 1996 of $509,000 decreased $550,000 or 52 percent, compared to the three months ended September 30, 1995. Courseware license rights revenue decreased by $497,000 or 55 percent to $399,000 for the three months ended September 30, 1996, from $897,000 for the three months ended September 30, 1995. This decrease is due to the recognition of a one-time licensing fee of $550,000 during the first quarter of the 1996 fiscal year (see Note 3 to the financial statements). Excluding this one-time transaction, the Company experienced a 15 percent increase in new courseware sales during the three months ended September 30, 1996 compared to the three months ended September 30, 1995. Services and other revenues decreased $52,000 or 32 percent to $109,000 for the three months ended September 30, 1996 from $162,000 for the three months ended September 30, 1995. Customer support renewal revenues decreased $43,000 to $66,000 at September 30, 1996 from $109,000 at September 30, 1995. The decrease is primarily the result of delays in receiving annual contracts from customers, the most notable of which was the Chicago area schools where the new contract period began in September. Other service related revenues decreased $9,000.

     Gross margins decreased by $564,000 or 83 percent to $117,000 for the three months ended September 30, 1996 from $681,000 for the three months ended September 30, 1995. This decrease is primarily the result of lower overall sales.

     Operating expenses decreased by 9 percent or $52,000 to $498,000 for the three months ended September 30, 1996 from $550,000 for the three months ended September 30, 1995. This decrease is primarily the result of the Company's ongoing effort to maintain lower overall operating costs. Additionally, commissions earned in the first quarter are lower due to the decreased sales levels.

     Operating income decreased by $512,000 to a loss of $381,000 for the three months ended September 30, 1996 compared to income of $132,000 for the three months ended September 30, 1995.

     Interest expense remained consistent with the prior fiscal year period based on the $1,197,000 of convertible subordinated debentures outstanding.

Liquidity and Capital Resources:

     The Company ended June 30, 1996 with liquid assets (cash and accounts receivable) of $988,000, a decrease of 43 percent or $756,000 from June 30, 1995 when liquid resources were $1,744,000. Accounts receivable decreased $759,000 or 46 percent to $889,000 at June 30, 1996 from $1,648,000 at June 30, 1995. This decrease was the result of lower sales during the fourth quarter of fiscal year 1996. Cash increased by $24,000 primarily due to a more concerted effort to collect outstanding accounts receivable.

     Current assets decreased by $776,000 or 42 percent to $1,092,000 at June 30, 1996 from $1,868,000 at June 30, 1995. This decrease was primarily the result of a $759,000 decrease in accounts receivable discussed above which was partially offset by an increase of $24,000 in cash.

     Long-term assets decreased $521,000 or 11 percent, to $4,212,000 at June 30, 1996 from $4,733,000 at June 30, 1995. Of this, $424,000 was a decrease in courseware development costs resulting from increased levels of amortization and lower overall development dollars being capitalized. Fixed assets declined $77,000 due primarily to normal depreciation of fixed assets.

     Current liabilities increased by $615,000 to $1,852,000 at June 30, 1996 from $1,237,000 at June 30, 1995. Of this increase, $1,197,000 resulted from the classification of the convertible subordinated debentures from long-term to short-term liabilities. Accounts payable decreased $190,000. Accrued liabilities decreased $295,000 primarily as the result of the payment of an accrued sales tax liability as well as a decline in accrued royalties to third party software suppliers. Deferred revenue decreased $143,000 primarily as a result of the Company lowering its annual renewal fee charged in fiscal year 1996, in connection with a corresponding decrease in the level of services offered.

     The Company's working capital balance decreased by $1,391,000 to a deficit balance of $760,000 at June 30, 1996 from a positive position of $631,000 at June 30, 1995. This decrease primarily resulted from the classification of $1,197,000 of convertible subordinated debentures from long-term to short-term liabilities. The Company's working capital needs will be provided by operating activities.

     Stockholders' equity decreased by $715,000 to $3,452,000 at June 30, 1996 from $4,167,000 at June 30, 1995. This decrease is the result of a net loss of $715,000.

     In the opinion of management, debt and equity capital resources should be increased for the Company to fully pursue its goals in the next twelve months. The Company is addressing the need for longer-term growth capital by pursuing new sources of investment funding. The Company has secured a source for its short-term working capital needs through an accounts receivable financing arrangement. While management believes that the Company can continue its current operating strategy without additional funding, cash flows are difficult to forecast accurately. Therefore, the Company has no assurance that capital will not be required, nor that it will be available on terms which are acceptable to the Company. At June 30, 1996, $1,197,000 of convertible subordinated debentures remain outstanding. The debentures, originally due July 31, 1996, have been extended to January 31, 1997. The extension was ratified by the 66 2/3 percent vote required by debenture holders.

     Effective July 1, 1996, the Company entered into an Acquisition agreement with Wasatch Interactive Learning Corporation ("WILC"). The Company, pending shareholder approval, has agreed to sell WILC the Education Market net assets of the Company relating to or arising out of the Company's business of developing, marketing and licensing proprietary and third party educational software and related products and services in the Education Market. The Company, pending shareholder approval, also has granted an exclusive, worldwide license to WILC to market the Company's products and develop derivative products in the Education Market. The Company will receive cash of $1,500,000 and future royalties. In addition, the Company will retain all capitalized courseware costs, convertible subordinated debentures and tax net operating loss carryforwards.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Wasatch Education Systems Corporation:

We have audited the accompanying balance sheet of Wasatch Education Systems Corporation as of June 30, 1996 and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wasatch Education Systems Corporation at June 30, 1996 and the results of its operations and its cash flows for each of the two years in the periods ended June 30, 1996 in conformity with generally accepted accounting principles.




/s/ARTHUR ANDERSEN LLP
   ARTHUR ANDERSEN LLP

Salt Lake City, Utah
  August 4, 1996


Financial Statements
                                               Wasatch Education Systems Corporation
                                                           Balance Sheet
Assets                                                                                   June 30,          September 30,
                                                                                              1996              1996
                                                                                     ------------------- -------------------
Current assets:
   Cash                                                                                     $    99,614          $  110,815
   Accounts receivable, net of allowance for doubtful accounts of $15,000
                                                                                                888,681             727,129
   Inventories                                                                                   66,682              48,588
   Other current assets                                                                          36,839              31,639
                                                                                     ------------------- -------------------
      Total current assets                                                                    1,091,816             918,171

Equipment, furniture and fixtures, net of accumulated
   depreciation of $571,683 and $607,020 respectively                                           206,444             175,836

Courseware development costs, net of accumulated
  amortization of $2,095,898 and $2,386,695 respectively                                      3,987,277           3,819,257

Other assets, net                                                                                18,333              18,333
                                                                                     =================== ===================
      Total assets                                                                           $5,303,870          $4,931,597
                                                                                     =================== ===================

Liabilities and stockholders' equity Current liabilities:
   Convertible subordinated debentures                                                       $1,197,000          $1,197,000
   Accounts payable                                                                             125,733             167,608
   Accrued employee costs                                                                       239,334             256,892
   Other accrued liabilities                                                                     65,673              27,735
   Deferred revenue                                                                             224,241             251,887
                                                                                     ------------------- -------------------
      Total current liabilities                                                               1,851,981           1,901,122
                                                                                     ------------------- -------------------

Commitments (Note 5)

Stockholders' equity:
   Preferred stock, 20,000,000 shares authorized:
      Series A convertible redeemable, 4,429,870 shares outstanding,
        $4,429,870 involuntary liquidation value                                              4,655,724           4,628,285
      Series B $.375 cumulative convertible redeemable, 91,151 shares
         outstanding, $158,254 involuntary liquidation value                                    118,496             118,496
      Series C redeemable, 5,300,000 shares outstanding,
         $5,300,000 preferred liquidation value                                               5,300,000           5,300,000
   Common stock, no par value; 200,000,000 shares authorized,
      3,579,229 shares outstanding                                                           11,754,072          11,781,511
  Accumulated deficit                                                                      (18,376,403)        (18,797,817)
                                                                                     ------------------- -------------------
      Total stockholders' equity                                                              3,451,889           3,030,475
                                                                                     ------------------- -------------------
        Total liabilities and stockholders' equity                                        $   5,303,870       $   4,931,597
                                                                                     =================== ===================
                        The accompanying  notes are an integral part of this balance sheet.


                                               Wasatch Education Systems Corporation
                                                      Statements of Operations

                                                                                                    Three months       Three months
                                                             Fiscal year        Fiscal year      ended September     ended September
                                                               ended June        ended June           30, 1996           30, 1995
                                                                30,1996            30,1995
                                                            ----------------- ------------------ ------------------- ---------------
Revenue:
  Courseware license rights                                    $  2,684,488      $  4,167,357       $    399,403        $    896,901
  Services and other                                                815,763         1,307,824            109,455             161,577
                                                            ----------------- ------------------ ------------------- ---------------
                                                                  3,500,251         5,475,181            508,858           1,058,478
                                                            ----------------- ------------------ ------------------- ---------------
Cost of revenue:
  Courseware license rights                                       1,053,028           970,986            297,676             233,743
  Services and other                                                443,363           822,202             94,265             143,422
                                                            ----------------- ------------------ ------------------- ---------------
                                                                  1,496,391         1,793,188            391,941             377,165
                                                            ----------------- ------------------ ------------------- ---------------
Gross margin                                                      2,003,860         3,681,993            116,917             681,313
                                                            ----------------- ------------------ ------------------- ---------------

Operating expenses:
  General and administrative                                      1,411,566         1,425,985            290,749             317,273
  Sales and marketing                                               809,604           989,442            122,837             172,002
  Research and development                                          336,361           309,358             84,015              60,346
                                                             ---------------- ------------------ ------------------- ---------------
                                                                  2,557,531         2,724,785            497,601             549,621
                                                             ---------------- ------------------ ------------------- ---------------
Income (loss) from operations                                      (553,671)          957,208           (380,684)            131,692

Interest expense, net of interest income                            161,497           755,761             40,731              40,731
                                                            ----------------- ------------------ ------------------- ---------------
Income (loss) before income taxes and extraordinary items          (715,168)          201,447           (421,415)             90,961

Income tax benefit (provision)                                            -            (4,029)                 -               2,080
                                                            ----------------- ------------------ ------------------- ---------------
Income (loss) before extraordinary items                           (715,168)          197,418           (421,415)             88,881

Extraordinary items, forgiveness of accrued interest, net
of income tax (provision)($20,163) in fiscal year 1995                    -         1,021,238                  -                   -
                                                            ----------------- ------------------ ------------------- ---------------
Net income (loss)                                                  (715,168)        1,218,656           (421,415)             88,881

Unpaid and undeclared preferred stock dividends                      18,184            34,182              4,546               4,546
                                                            ================= ================== =================== ===============
Net income (loss) attributable to common stockholders          $   (733,352)     $  1,184,474           (425,961)             84,335
                                                            ================= ================== =================== ===============

Primary income (loss) per common share:
   Income (loss) before extraordinary items                    $      (.20)      $        .03               -                   -

   Extraordinary items                                                 .00                .16               -                   -
                                                            ================= ================== =================== ===============
   Net income (loss)                                           $      (.20)      $        .19     $        (.12)     $           .01
                                                            ================= ================== =================== ===============
Fully dilutive income (loss) per common share:
   Income (loss) before extraordinary items                    $      (.20)      $        .04               -                   -

   Extraordinary items                                                 .00                .08               -                   -
                                                            ================= ================== =================== ===============
   Net income (loss)                                           $      (.20)      $        .12     $        (.12)     $           .01
                                                            ================= ================== =================== ===============
Weighted average common and common
   equivalent shares outstanding
     Primary                                                      3,574,800         6,347,012          3,595,931           8,009,099
     Fully dilutive                                               3,574,800        12,299,683          3,595,931           8,009,099
                                                            ================= ================== =================== ===============

                      The accompanying notes are an integral part of these statements.





                                Wasatch Education Systems Corporation
                                 Statements of Stockholders' Equity
                          For the Fiscal Years Ended June 30, 1996 and 1995
                            And the Three Months Ended September 30, 1996
                                       (Dollars in thousands)



                              Series A           Series B            Series C                                           Total
                          Preferred Stock     Preferred Stock    Preferred Stock      Common Stock    Accumulated    Stockholders'
                        -------------------------------------------------------------------------------
                          Shares     Amount    Shares   Amount    Shares    Amount    Shares    Amount     Deficit  Equity/Deficit
                        -------------------------------------------------------------------------------------------------------
Balance at June 30, 1994 4,439,870   $4,666     91,151 $   118     -       $   -    1,902,563   $11,544   $(18,880)   $(2,552)
  Issuance of Series C
   preferred stock in                                            5,300,000  5,300                                       5,300
   conversion of debt
   to equity
  Issuance of common
   stock in conversion                                                              1,666,666      200                   200
   of debt to equity
  Net loss                                                                                                  1,219       1,219
                        -------------------------------------------------------------------------------------------------------
Balance at June 30, 1996 4,429,870    4,656    91,151      118  5,300,000   5,300   3,579,229   11,754    (18,376)      3,452
  Net (loss)                                                                                                 (421)       (421)
                        =======================================================================================================
Balance at Sept.30, 1996 4,429,870    $4,656    91,151  $  118  5,300,000  $5,300   3,579,229  $11,754   $(18,797)    $ 3,031
                        =======================================================================================================


        The accompanying notes are an integral part of these statements.


                                               Wasatch Education Systems Corporation
                                                      Statements of Cash Flows

                                                                                                     Three months      Three months
                                                                 Fiscal year       Fiscal year     ended September   ended September
                                                                ended June 30,    ended June 30,       30, 1996          30, 1995
                                                                     1996              1995
                                                                 ----------------- ----------------- ----------------- -------------
Cash flows from operating activities:
  Net (loss) income                                               $  (715,168)        $1,218,656        $(421,415)       $   88,881
    Adjustments  to  reconcile  net  (loss)  income  to  net
    cash provided by operating activities:
      Depreciation and amortization                                 1,158,218          1,036,922          326,136           282,642
      Extraordinary  gains from  forgiveness  of debt and
       accrued interest                                                     -         (1,041,581)               -                  -
      Increase (decrease) in cash from:
          Accounts and contract receivable                            779,503         (341,873)           161,552           659,686
          Inventories                                                   8,505           29,990             18,095               872
          Other current assets                                         11,337           52,938              5,200             5,000
          Accounts payable                                           (190,279)        (227,360)            41,875           (73,495)
          Accrued liabilities                                        (248,806)         541,572            (20,831)         (203,701)
          Deferred revenue                                           (142,993)        (119,618)            27,646             9,974
                                                                 ----------------- ----------------- ----------------- -------------
            Net cash provided by operating activities                 660,317        1,149,646            138,709           769,859
                                                                 ----------------- ----------------- ----------------- -------------

Cash flows from investing activities:
  Purchase of equipment, furniture and fixtures                       (86,636)         (30,346)           (4,730)           (67,830)
  Additions to courseware development costs                          (570,217)      (1,269,193)         (122,778)          (104,323)
  Decrease in other assets                                             20,000           20,000                 -                  -
                                                                 ----------------- ----------------- ----------------- -------------
            Net cash used in investing activities                    (636,853)      (1,279,539)         (127,508)          (172,153)
                                                                 ----------------- ----------------- ----------------- -------------

Increase (decrease) in cash                                            23,464         (129,893)            11,201           597,706

Cash at beginning of year                                              76,150           206,043            99,614            76,150
                                                                 ----------------- ----------------- ----------------- -------------
Cash at end of year                                              $     99,614      $     76,150       $   110,815      $    673,856
                                                                 ================= ================= ================= =============

Supplemental disclosure of cash flow information:
   Cash paid for interest                                        $    161,497      $    161,595       $    40,731      $     40,731
                                                                 ================= ================= ================= =============
   Cash paid for income taxes                                    $     13,856      $      2,366       $       520      $     13,290
                                                                 ================= ================= ================= =============
Supplemental disclosure of noncash investing and
  financing activities:
    Conversion of Series A preferred stock into common stock     $     10,000      $         -        $         -      $         -
                                                                 ================= ================= ================= =============
    Issuance of Series C preferred  stock in conversion of
debt to equity                                                   $          -      $ 5,300,000        $         -      $         -
                                                                 ================= ================= ================= =============
    Issuance of common stock in conversion of debt to equity     $                 $   200,000        $         -      $         -
                                                                 ================= ================= ================= =============

                    The accompanying notes are an integral part of these statements.

                     Wasatch Education Systems Corporation
                         Notes to Financial Statements


Note 1  NATURE OF OPERATIONS

     Wasatch Education Systems Corporation (the "Company" or "Wasatch") develops and markets computer instructional systems ("CAI Systems") for the pre-school, elementary, secondary, adult education and home school markets. Schools utilize the Company's products to offer their students self-paced, individualized courses in reading, writing, science, life skills and high school equivalency ("GED") test preparation as well as phonics, basic skills, job skills and interdisciplinary, real world based projects. The CAI Systems sold by the Company are typically used to supplement a school's regular instructional programs. The Company grants credit to customers, substantially all of whom are school districts located within the United States.

     Effective June 30, 1995 an agreement with one of the Company's founding investors was finalized, wherein $5,500,000 in debt was exchanged for a combination of Series C non-convertible preferred stock and common stock.

     In addition to these financing arrangements, the Company is taking action to improve profitability. Since June 30, 1992, the Company's new management team has substantially revised the Company's strategic direction. The Company has restructured its sales and training departments, established relationships with outside dealer organizations and has plans to expand more rapidly into the catalog and adult education markets as well as continuing to emphasize the school market. Management has taken steps to significantly reduce operating costs by reducing headcount, revising software development plans to reduce development costs and the time to market for new products, and renegotiating development contracts with outside developers. The Company is subject to a number of risks associated with companies in a similar stage of operations including dependence on key individuals, potential competition from larger and more established companies and the need to maintain adequate sources of financing.

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Pending shareholder approval, the Company has entered into an agreement with Wasatch Interactive Learning Corporation to sell the Company's Education market net assets (see Note 10). If this sale is consummated, the operations of the Company will change substantially in fiscal year 1997.

Note 2  SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

     The Company recognizes revenue in accordance with the provisions of Statement of Position No. 91-1, "Software Revenue Recognition."

     The Company sells computer educational software systems consisting of license rights to proprietary courseware, instructional materials, nonproprietary software and third party vendor software. Customer training and support and software updates are usually included with licenses of initial systems. In addition to selling computer education systems to new customers, the Company receives revenue from annual fees for customer training, support, and software updates, as well as from ongoing sales of consumables. Revenue from the initial sale of computer education systems to customers is recognized on the date of shipment while revenue relating to training and support, which is based on the fair value of such services, is deferred and recognized when post contract support services have been performed, generally within one year.

     Revenue related to customer support and software maintenance renewals is recognized over the period such services are provided. Revenue related to the sale of instructional material is recognized when the material is shipped.

Cash and Cash Equivalents

     As of June 30, 1996, the Company had demand deposits and money market accounts totaling approximately $100,000 with First Interstate Bank Corporation.

Inventories

     Inventories, consisting primarily of finished goods, are recorded at the lower of cost (first-in, first-out method) or market value and include courseware, textual materials and third party computer software.

Equipment, Furniture and Fixtures

     Equipment, furniture and fixtures are recorded at cost. Major additions and improvements are capitalized, while minor replacements, maintenance and repairs that do not increase the useful lives of the property are expensed as incurred.

     Depreciation is provided using the straight-line method over the estimated useful lives of the property, which range from three to five years.

Courseware Development Costs

     Courseware development costs incurred subsequent to establishment of technological feasibility are capitalized in the accompanying balance sheet.
Technological feasibility for the Company's computer courseware products is based upon achievement of a detailed program design free of high-risk development issues. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized courseware development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross revenues, estimated economic life and changes in technology. It is reasonably possible that those estimates of anticipated future gross revenues, the remaining estimated economic life of the product, or both will be reduced significantly in the near term. For the fiscal years ended June 30, 1996 and 1995, the Company invested approximately $570,000 and $1,269,000, respectively, in the development of several new product lines, some of which began shipping during the fiscal year ended June 30, 1996. The Company has approximately $559,000 of unamortized costs related to current year products. No interest was capitalized during the fiscal years ended June 30, 1996 and 1995.

     Amortization of capitalized courseware development costs begins when the courseware is first sold and is calculated using the straight-line method over five years, the estimated economic lives of the products. Amortization expense for the fiscal years ended June 30, 1996 and 1995 was approximately $994,000 and $834,000, respectively.

(Loss) income Per Common Share

     Primary income per common share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. For purposes of primary income per common share, common stock equivalents include shares issuable upon conversion of the Company's convertible preferred stock but exclude outstanding warrants and options. Fully diluted income per common share is computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the year and include the shares issuable upon conversion of the Company's convertible preferred stock and the exercise of all dilutive warrants and options outstanding.

     Primary and fully diluted loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the year.

Recent Accounting Pronouncements

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. Management does not expect that the adoption of SFAS No. 121 will have a material impact on the Company's financial position or results of operations.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123. "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 is effective for fiscal years beginning after December 15, 1995. Management does not expect that the adoption of SFAS No. 123 will have a material impact on the Company's financial position or results of operations.

Note 3  DEBT

     The Company completed two private placements of convertible subordinated debentures during 1990 and received a total of $3,670,000. Such debentures are redeemable by the Company upon not less than 30 days nor more than 60 days written notice. Interest is payable each March, June, September and December. The debentures were convertible into Common Stock of the Company during April 1993 and 1994 at conversion prices of either $19.50 or $21.60 per share, however no such conversions took place. The debentures are subordinated to all present and future debt of the Company. At June 30, 1996, $1,197,000 of the debentures remain outstanding. The maturity date of the debentures has been extended to January 31, 1997. The extension was ratified by the 66 2/3 percent majority vote required by debenture holders.

     Effective June 30, 1995, an agreement with certain of the Company's principal stockholders was finalized wherein $5,500,000 in debt was exchanged for a combination of 5,300,000 shares of Series C redeemable Preferred Stock and 1,666,666 shares of Common Stock. The Series C Redeemable Preferred Stock was exchanged at a price of $1 per share and the Common Stock was exchanged at a price of $.12 per share. Certain warrants were issued and amended in connection with the conversion (see Note 7). Additionally, $1,041,401 of accrued interest was forgiven resulting in an extraordinary gain for the fiscal year ended June 30, 1995.

Note 4  INCOME TAXES

     The Company accounts for income taxes using the parameters of Statement of Financial Accounting Standards ("SFAS") No. 109. SFAS No. 109 requires the use of the liability method for financial reporting purposes. The Company provides a valuation allowance against all deferred tax assets.

     The components of the Company's deferred tax assets as of June 30, 1996 and June 30, 1995 are as follows:

                                    June 30,        June 30,
                                     1996             1995
                               ------------------------------
Tax net operating losses        $5,324,000         $4,372,000
Deferred software costs            363,000                  -
Revenue deferred for
  financial reporting               85,000            140,000
Reserves and accrued
  liabilities                       24,000             41,000

Total deferred tax assets        5,796,000          4,553,000

Valuation allowance              (5,796,000)       (4,553,000)
                                ------------       -----------
Net deferred tax assets         $      -           $    -
                               ==============      ===========

     As of June 30, 1996, the Company has available net operating losses for Federal income tax purposes and financial reporting purposes of approximately $14,009,000 and $14,397,000, respectively. The tax net operating losses will begin expiring in 2004. Net operating losses for tax purposes differ from net operating losses for financial reporting purposes primarily as a result of the accounting treatment for accrued liabilities and deferred revenue.

     The following table summarizes the appropriate net operating losses available to the Company for federal income tax purposes.

                              Year                                Expiration
                               of Loss           Amount               Date
                            ----------          ----------     --------------
                            12/31/1989          $1,872,000        12/31/2004
                            12/31/1990           1,428,000        12/31/2005
                            12/31/1991           3,857,000        12/31/2006
                             6/30/1992           2,849,000         6/30/2007
                             6/30/1993             341,000         6/30/2008
                             6/30/1994           1,706,000         6/30/2009
                             6/30/1996           1,956,000         6/30/2011
                                               -----------
Total tax net operating loss carryforwards     $14,009,000
                                               ===========

     Utilization of some of these net operating losses may be limited by ownership change which occurred on June 30, 1993 based on Section 382 of the Internal Revenue Code.


Note 5  LICENSE AGREEMENT

     Effective September 30, 1995, the Company entered into a licensing agreement with The Roach Organization, Inc., doing business as TRO Learning ("TRO"). The license agreement grants TRO a world-wide, non-transferable, exclusive license to distribute certain of the Company's products as part of the courseware system marketed by TRO. The term of the agreement and the license is two years and one month commencing September 30, 1995 and ending October 31, 1997. The Company recognized income from a one-time licensing fee of $550,000 upon execution of the agreement which is non-refundable. Additionally, TRO has guaranteed minimum royalty revenue to the Company of $800,000 for the period ending June 30, 1997. The Company has no future obligations with respect to service, support or product.

Note 6  COMMITMENTS

     The Company leases its facilities and certain equipment under noncancelable operating leases. As of June 30, 1996, the minimum future rentals to be paid under the leasing arrangements amount to $211,000, $203,000, $136,000, $8,000 and $2,000 for the years ending June 30, 1997, 1998, 1999, 2000 and 2001 respectively. The Company's facilities lease expires on March 31, 1999. Rent expense was $130,000 and $142,000 for the fiscal years ended June 30, 1996 and 1995, respectively.

     The Company has entered into several agreements which provide for royalty payments by the Company based on net sales of certain software products. The Company recognized royalty expense of $53,000 and $127,000 during the fiscal years ended June 30, 1996 and 1995, respectively.


Note 7  STOCKHOLDERS' EQUITY

Series A Preferred Stock

     Pursuant to a private offering memorandum, the Company issued 4,439,870 shares of Series A Convertible Redeemable Preferred Stock ("Series A Preferred Stock") to accredited investors and a limited number of non-accredited investors at $1.00 per share; of which 1,121,500 shares were issued for cash, 2,000,000 shares were issued for the conversion of related party debt and 1,318,370 shares were issued for the conversion of Series B Preferred Stock.

     The Series A Preferred Stock is convertible at any time into Common Stock at the conversion ratio of one Common Share for one Series A Preferred Share. The Series A holder is not entitled to any dividends. Series B Preferred Stockholders who converted to Series A waived their rights to any dividends upon conversion. Series A Preferred Stock has no voting rights except in matters directly related to the Series A Preferred Stock.

     The Series A Preferred Stock is redeemable at any time or from time to time by the Company upon 90 days prior written notice and payment to the holder of $1.00 per share. Shareholders are entitled, at their option, to convert their shares of Series A Preferred Stock into Common Stock of the Company prior to the stated redemption date.

     Upon the dissolution or liquidation of the Company, or upon any distribution of its assets by way of return of capital, the holders of the Series A Preferred Stock are entitled to receive and be paid an amount equal to $1.00 per share before any sum shall be paid to, or any assets distributed among, holders of Common Stock.


Series B Preferred Stock

     The Series B $.375 Cumulative Convertible Redeemable Preferred Stock ("Series B Preferred Stock") is convertible at any time into restricted Common Stock of the Company at the conversion rate of one common share for each six shares of Series B Preferred Stock. However, each share of Series B Preferred Stock issued in exchange for the debentures which had a conversion privilege to Common Stock at the rate of $19.50 per share (instead of the $21.60 per share conversion rate which pertains to all other debentures) is entitled to convert such shares of Series B Preferred Stock into Common Shares of the Company at the rate of one Common Share for each five shares of Series B Preferred Stock. As of June 30, 1996, 91,151 shares of the Series B Preferred Stock remained outstanding after the conversion of 1,866,534 shares to Series A Preferred Stock. The Series B Preferred Stock has no voting rights except in matters directly related to the Series B Preferred Stock.

     The Series B Preferred Stock is redeemable at any time or from time to time by the Company upon 90 days prior written notice and payment to the holder of $1.30 per share, together with the amount of accrued dividends accumulated on such shares on the redemption date. Shareholders are entitled, at their option, to convert their Series B Preferred Stock to Common Stock of the Company prior to the stated redemption date.

     The holders of the Series B Preferred Stock were entitled to receive cumulative dividends thereon at the rate of $.2025 per annum for each share, which rate increased to $.375 per annum per share effective June 1, 1994, for all Series B Preferred Stock then outstanding, as and when declared by the Board of Directors. The Company has the option to pay these dividends to shareholders who elect to convert their Series B Preferred Shares to Common Shares, in cash, Common Stock or any combination of cash and Common Stock.

     At June 30, 1996, accumulated unpaid dividends on Series B Preferred Stock were $90,866. In accordance with the Company's Articles of Incorporation, the Company may only declare and pay dividends out of unreserved and unrestricted surplus. Surplus is the excess of the net assets of a corporation over its stated capital. At June 30, 1996, no dividends have been declared or paid as the Company had an accumulated deficit of $18,376,403.

     Upon the dissolution or liquidation of the Company, or upon any distribution of its assets by way of return of capital, the holders of the Series B Preferred Stock shall be entitled to receive and be paid an amount equal to $1.30 per share, plus all unpaid accumulated dividends thereon, without interest, before any sum shall be paid to or any assets distributed among the holders of the Common Stock.

Series C Preferred Stock

     The Series C Redeemable Preferred Stock ("Series C Preferred Stock") has a par value of $1.00 per share, has no voting rights and is not convertible into shares of Common Stock or other preferred stock. Effective June 30, 1995, 5,300,000 shares of Series C Preferred Stock are reflected as outstanding, although the physical certificates were issued subsequent to that date. The holders of Series C Preferred Stock are entitled to receive dividends at the rate of $.10 per annum for the first five years subsequent to June 30, 1995. However, during this first five year period, dividends shall not be cumulative and shall be payable when and if declared by the Board of Directors. After the expiration of five years, dividends shall accrue on a cumulative basis and must be declared, set apart and paid in each ensuing year before payment of any dividends on Series A Preferred Stock, Series B Preferred Stock or Common Stock.

     The dividends that accrue on a cumulative basis will do so at a rate that increases from the initial $.10 per annum by the sum of (1) $.02 per share plus
(2) $.02 per share multiplied by the difference between the number of one year periods elapsed since June 30, 1995 and the number of annual dividends of at least $.10 per share which were in fact paid during the first five years after June 30, 1995.

     The Company has the right to redeem its Series C Preferred Stock at any time by paying the redemption price as defined in the stock purchase agreement, which is $1.10 per share during the first year subsequent to June 30, 1995. Thereafter, this redemption price is adjusted each year by adding to the previous redemption price an amount equal to (1) $.10 per share plus (2) $.01 per share multiplied by the difference between the number of years elapsed since June 30, 1995 and the number of annual dividends paid in an amount of at least $.10 per share during the first five years after June 30, 1995, plus (3) an amount equal to all accrued and unpaid dividends.

     Upon the dissolution or merger of the Company, holders of the Series C Preferred Stock are entitled to receive an amount equal to the redemption price which was in effect prior to the commencement of the current year before any amounts are paid to the holders of Series A Preferred Stock, Series B Preferred Stock or Common Stock. For the first year subsequent to June 30, 1995, the liquidation preference is $1.00 per share.

Stock Warrants

     The following table summarizes warrants outstanding at June 30, 1996.


 Warrants Outstanding at
      June 30, 1996           Expiration Dates        Exercise Price
      -------------           -----------------       --------------
             94,942          6/30/96 - 12/31/96            $4.50
            381,679               6/30/2000                $1.31
            226,000               12/31/96                 $0.50
            549,714                6/30/98                 $0.50
          3,773,092               6/30/2000                $0.50
          ---------
          5,025,427
          =========

     During the fiscal year ended June 30, 1994, the Company issued warrants to purchase 600,000 shares of Common Stock at a price of $.50 per share in connection with the extension of due dates on related party debt. In connection with the exchange of debt for Series C Preferred Stock and Common Stock discussed in Note 3, 489,490 additional warrants with an exercise price of $.50 per share were issued. Existing warrants totaling 3,665,082 with expiration dates ranging from April 1997 through February 1999 were amended to extend the expiration dates to June 30, 2000. The exercise price of all of these warrants exceeded the fair market value of the Company's Common Stock as of their grant dates.


Stock Options

     The following table summarizes stock option activity for all stock option plans combined.

                                            Fiscal                 Fiscal
                                          Year ended             Year ended
                                        June 30, 1996           June 30, 1995
                                      ------------------     -------------------
Number of options:
   Outstanding at the beginning
     of the year                           1,398,518              1,791,428
   Granted                                   100,000                  -
   Canceled or expired                       (35,022)              (392,910)
                                      ==================     ===================
      Outstanding at the end
      of the year                          1,463,496              1,398,518
                                      ==================     ===================

Option price range per share:
   Outstanding at the beginning
      of the year                          $.50-$3.00             $.50-$3.00
   Granted                                    $.12                     -
   Canceled or expired                        $3.00               $.50-$3.00
      Outstanding at the end
       of the year                         $.12-$3.00             $.50-$3.00


     The Company has granted nonqualified stock options to officers and employees under the 1989 Stock Option Plan. On March 14, 1991, the Board of Directors approved a repricing of all non-performance based options issued to officers and employees with exercise prices in excess of $3.00 to be repriced to $3.00, that all three part performance based options issued prior to March 14, 1991 be repriced to $3.00 and that the option agreement be amended to reflect an eight year vesting schedule with one-eighth of the options vested at the end of the first year and the remainder vesting monthly on a proportional basis. For each profitable quarter, one-third of the options subject to the eight year vesting will accelerate to a four year vesting beginning with the first day of the profitable quarter. Certain performance options issued in 1988 were repriced to $3.00 and amended to reflect an eight year vesting effective on the issue date with one-sixth of the total accelerated to four years when any consecutive three quarter period results in a 50% increase in cumulative gross profit over the same three quarter period twelve months earlier.

     On March 14, 1991, the Company issued 33,689 options to employees at a price of $3.00 per share, with vesting according to the three part performance plan discussed above. On the same date, the Company also issued 25,000 options to an officer of the Company at a price of $3.00 per share, which is subject to an eight year vesting with six performance triggers related to gross profit also discussed above.

     On September 30, 1995, the Company adopted the 1995 Executive Officer Stock Option Plan (the "EOSO Plan") and reserved 1,750,000 shares of Common Stock for issuance thereunder. A summary of the EOSO Plan is as follows:

     The EOSO Plan permits the granting of options that are intended to qualify either as Incentive Stock Options ("ISOs") or Nonqualified Stock Options ("NQSOs"). The option exercise price for each ISO must be no less than 100% of the "fair market value" (as defined in the EOSO Plan) of a share of Common Stock at the time such option is granted (except in the case of a 10% stockholder, in which case the exercise price must be no less than 110% of the fair market value). The exercise price for each NQSO option is determined by the Committee at the time of grant.

     As of June 30, 1996, 1,290,000 options had been granted to officers and directors. Of these, 1,020,000 options were granted at an exercise price of $.50 per share, 170,000 options were granted at an exercise price of $.60 per share and 100,000 options were granted at an exercise price of $.12 per share, which was the fair market value on the respective dates of grant. The options for 1,020,000 shares of Common Stock were fully vested as of March 1994. The options for 170,000 shares were fully vested on January 1, 1996. The options expire ten years from the date of grant.

     On September 30, 1995, the Company adopted the 1995 Employee Stock Option Plan (the "ESOP Plan") and reserved 300,000 shares of Common Stock for issuance thereunder. The ESOP Plan permits the granting of options that are intended to qualify either as ISOs or NQSOs. The exercise price for each ISO option must be no less than 100% of the "fair market value"(as defined in the ESOP Plan) of a share of Common Stock at the time such option is granted (except in the case of a 10% stockholder, in which case the exercise price must be no less than 110% of the fair market value). The exercise price for each NQSO option is determined by the Committee at the time of grant.

     As of June 30, 1996, 48,000 options had been granted to employees at $.60 per share, which was the fair market value at the date of grant. The options become exercisable as to 66 1/2 percent of the total option shares at date of grant, and shall be exercisable as to an additional 1/48th of the total option shares at each one month interval thereafter until the option is exercisable with respect to 100% of the total option shares. The options expire ten years from the date of grant.

     The EOSO and ESOP Plans are administered by a committee of the Board (the "Committee") consisting of at least two members of the Board who are
"disinterested persons" as that term is defined under the Securities and Exchange Act. Subject to the terms of the EOSO and ESOP Plans, the Committee determines the persons who are to receive options, the number of shares subject to each option and the terms and conditions of such option. The Committee also has the authority to construe and interpret any provisions of the EOSO and ESOP Plans or any options granted thereunder.

     Due to the lack of stockholder ratification, both the 1994 EOSO plan and the 1994 ESOP plan lapsed. New EOSO and ESOP plans were adopted on September 30, 1995. These 1995 plans are identical to the 1994 plans in all respects. All options granted under the 1994 plans were granted again under the 1995 plans, with identical terms including a vesting schedule based on the original January 12, 1994 issuance date. Options were not granted to any employees who have left the employment of the Company. Options granted to Officers and Directors under the 1995 EOSO plan on October 1, 1995 were identical to those listed as outstanding on June 30, 1995. Options granted to employees on October 1, 1995 were identical in terms as those outstanding as of June 30, 1995; however, the number of options granted under the 1995 plan numbered only 48,000 compared to 56,000 options outstanding as of June 30, 1995, due to the termination of certain employees.


Note 8  401(k) PLAN

     The Company adopted a 401(k) salary deferral plan (the "Plan") during 1990, covering substantially all employees. While the plan allows for Company contributions, none were made during the fiscal years ended June 30, 1996 and 1995. The Company paid expenses on behalf of the Plan for 1996 and 1995 which were nominal and included only administration costs.


Note 9  SIGNIFICANT CUSTOMERS

     The Company sells its products and services almost exclusively to school districts and other governmental organizations located across the continental United States, principally in California, Illinois, Indiana, Missouri and Texas. Historically, the Company has experienced a low level of uncollectible accounts receivable and expects this trend to continue in the future. During the fiscal years ended June 30, 1996 and 1995, ten percent or more of the Company's revenues were generated from individual customers as follows:

                                     Fiscal year ended      Fiscal year ended
                                          June 30,              June 30,
                                            1996                  1995
                                         --------               --------
Sales to Customer A                      $347,000               $721,000
Percentage of Total Revenues                10%                    13%

Sales to Customer B                      $555,000               $   -
Percentage of Total Revenues                16%                     0%

Note 10  SUBSEQUENT EVENT

     Effective July 1, 1996, pending shareholder approval, the Company entered into an Acquisition agreement with Wasatch Interactive Learning Corporation ("WILC"). The Company, pending shareholder approval, has agreed to sell to WILC the Education Market net assets of the Company relating to or arising out of the Company's business of developing, marketing and licensing proprietary and third party educational software and related products and services in the Education Market. The Company, pending shareholder approval, also has granted an exclusive, worldwide license to WILC to market the Company's products and develop derivative products in the Education Market. The Company will receive cash of $1,500,000 and future royalties. In addition, the Company will retain all capitalized courseware costs, convertible subordinated debentures and tax net operating loss carryforwards.







Dated: January 14, 1997